Exhibit 3.1

PHILLIPS EDISON & COMPANY, INC.

ARTICLES OF AMENDMENT

Phillips Edison & Company, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom in their entirety the terms “Common Stockholders,” “Extension Amendment,” “Liquidity Event,” “Plan of Liquidation” and “Termination of the Initial Public Offering” as contained in Article IV of the Charter.

SECOND: The Charter is hereby amended by deleting therefrom in its entirety Section 5.8 of Article V of the Charter.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: The foregoing amendment of the Charter was declared advisable by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FIFTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Assistant Secretary on this 14th day of November, 2018.

ATTEST:                            PHILLIPS EDISON & COMPANY, INC.

/s/ Tanya E. Brady                      By:    /s/ Jeffrey S. Edison
Name: Tanya E. Brady                        Name: Jeffrey S. Edison
Title: Assistant Secretary                    Title: Chief Executive Officer

Signature Page - Articles of Amendment for Liquidity Cliff